Exhibit 99.1

REALOGY REPORTS FINANCIAL RESULTS
FOR SECOND QUARTER 2014

Residential Real Estate Leader Reports Quarterly Revenue of $1.5 Billion

Homesale Transaction Volume Increased 3% Year-over-Year

MADISON, N.J. (August 4, 2014) - Realogy Holdings Corp. (NYSE: RLGY), a global leader in residential real estate franchising and provider of real estate brokerage, relocation, and title and settlement services, today reported financial results for the quarter ended June 30, 2014, including the following highlights:

•	Net revenue for second quarter 2014 was $1.5 billion, a 1% decrease compared to second quarter 2013.

•
Adjusted EBITDA[1] for second quarter 2014 was $269 million, down 3% from $278 million in the second quarter of 2013, primarily due to an approximately $11 million reduction in earnings related to the decrease in refinancing activity at our mortgage origination joint venture and within the Company's title and settlement services segment.

•
Net income for second quarter 2014 was $68 million and basic earnings per share for the quarter was $0.47, which includes $73 million of interest expense, $46 million of depreciation and amortization expense and $17 million in pre-tax charges related to the Company's repurchase of $354 million of its 7.875% First and a Half Lien Notes during the quarter.

•	Basic earnings per share was $0.59 excluding the $17 million of debt extinguishment charges and $14 million of mark-to-market interest rate swap losses.

•	Realogy generated $198 million of free cash flow during the quarter, or $1.36 per share.
"With our recently announced agreement to acquire ZipRealty, we seized upon an exceptional opportunity to further drive growth in our brokerage operations and undertake a significant technology upgrade across our franchise systems," said Richard A. Smith, Realogy's chairman, chief executive officer and president. "For the second quarter, we are pleased to report that we outperformed the high end of our previously announced guidance range by achieving homesale transaction volume gains of 3% for the quarter on a combined basis between our company-owned brokerages and franchise business segments. While price was the principal reason for the overall volume increase, better-than-expected sides comparisons also drove the better-than-expected performance."
"Homesale transaction volume increased at the Realogy Franchise Group (RFG) and our company-owned brokerage operations (NRT) in the second quarter, though it was not sufficient to offset approximately $11 million of lower EBITDA that resulted from reduced mortgage refinancing activity relative to the same period in 2013," said Anthony Hull, Realogy's executive vice president and chief financial officer.
For the second quarter of 2014, combined full-year homesale transaction volume (transaction sides times average sale price) increased by 3%, as compared to second quarter of 2013. RFG and NRT reported that average homesale price improved 7% year-over-year while homesale transactions declined 3% and 5%, respectively.
At Cartus, the Company's relocation services segment, initiations for second quarter 2014 remained flat and referrals increased 4% compared to second quarter 2013. At TRG, the Company's title and settlement services segment, purchase unit volume decreased 3% year over year, which was consistent with NRT homesale transaction declines. Average fee per transaction improved 35% due to a shift in the mix of business to home purchase

1 See Table 10 for definitions of these non-GAAP financial measures and Tables 6 and 7 for reconciliations of these non-GAAP financial measures to their most comparable GAAP terms.

Realogy Reports Financial Results for Second Quarter 2014                        2

transactions from refinancing transactions. TRG's refinance title and closing units decreased 72% in second quarter 2014 compared to 2013, which was expected given lower refinancing trends across the industry.
"Looking ahead, third quarter comparisons are difficult given exceptional homesale transaction volume growth of 29% in the third quarter of 2013 for RFG and NRT combined," added Hull. "For the third quarter of 2014, based on our closed sales activity in July, along with contracts opened in June and July, we expect homesale sides to be down -4% to -6% year-over-year, and average sale price to increase +4% to +6% on a combined basis. As a result, we expect to see homesale transaction volume in the range of -2% to +2% year-over-year this quarter for RFG and NRT combined."
The Company ended the quarter with a cash and cash equivalents balance of $209 million and no outstanding borrowings under its revolving credit facility under its senior secured credit agreement. Total long-term corporate debt, including the short term portion, net of cash and cash equivalents totaled $3.7 billion at June 30, 2014.
Reported interest expense for the quarter included the impact of mark-to-market adjustments for our interest rate swaps which were losses of $14 million in 2014 compared to gains of $8 million in the same period of 2013. For the six months ended June 30, 2014, corporate cash interest was $52 million lower than the same period in the prior year as a result of refinancing activity. The Company expects full-year corporate cash interest to be approximately $230 million.
A condensed consolidated balance sheet is included as Table 2 of this press release.
Investor Conference Call
Today, August 4, at 8:30 a.m. (EDT), Realogy will hold a conference call via webcast to review its second quarter 2014 results. The call will be hosted by Richard A. Smith, chairman, chief executive officer and president, and Anthony E. Hull, executive vice president, chief financial officer and treasurer, and will conclude with an investor Q&A period with management.
Investors may access the conference call live via webcast at www.realogy.com under "Investors" or by dialing (888) 895-3527 (toll free); international participants should dial (706) 679-2250. Please dial in at least 5 to 10 minutes prior to start time. A webcast replay also will be available from August 4 through August 18, 2014.
About Realogy Holdings Corp.
Realogy Holdings Corp. (NYSE: RLGY) is a global leader in residential real estate franchising with company-owned real estate brokerage operations doing business under its franchise systems as well as relocation and title services. Realogy's brands and business units include Better Homes and Gardens® Real Estate, CENTURY 21®, Coldwell Banker®, Coldwell Banker Commercial®, The Corcoran Group®, ERA®, Sotheby's International Realty®, NRT LLC, Cartus and Title Resource Group. Collectively, Realogy's franchise system members operate approximately 13,500 offices with 251,000 independent sales associates doing business in 104 countries around the world. Realogy is headquartered in Madison, N.J.
Forward-Looking Statements
Certain statements in this press release constitute "forward-looking statements." Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of Realogy Holdings Corp. to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Statements preceded by, followed by or that otherwise include the words "believes", "expects", "anticipates", "intends", "projects", "estimates" and "plans" and similar expressions or future or conditional verbs such as "will", "should", "would", "may" and "could" are generally forward-looking in nature and not historical facts. Any statements that refer to expectations or other characterizations of future events, circumstances or results are forward-looking statements.

Realogy Reports Financial Results for Second Quarter 2014                        3

Various factors that could cause actual future results and other future events to differ materially from those estimated by management include, but are not limited to: adverse developments or the absence of sustained improvement in general business, economic and political conditions; adverse developments or the absence of improvement in the residential real estate markets including but not limited to the lack of sustained improvement in the number of home sales and/or stagnant or declining home prices, low levels of consumer confidence, the impact of slow economic growth or future recessions and related high levels of unemployment in the U.S. and abroad, continued low inventory levels, renewed high levels of foreclosures, seasonal fluctuations in the residential real estate brokerage business, and increasing mortgage rates and down payment requirements and/or constraints on the availability of mortgage financing; the Company's geographic and high-end market concentration, particularly with respect to its Company-owned brokerage operations; the Company's failure to enter into or renew franchise agreements or maintain its brands; risks relating to our outstanding debt and interest obligations; variable rate indebtedness which subjects the Company to interest rate risk; the Company's inability to access capital; any outbreak or escalation of hostilities on a national, regional or international basis; government regulation as well as legislative, tax or regulatory changes that would adversely impact the residential real estate market, including but not limited to potential reform of the financing of the U.S. housing and mortgage markets and/or the Internal Revenue Code and changes in state or federal employment laws or regulations that would require classification of independent contractor sales associates to employee status, and wage and hour regulations; the failure to satisfy the conditions to the completion of the ZipRealty, Inc. transaction in a timely manner or at all, or if completed, the Company's inability to realize the benefits or synergies from this acquisition; the Company's inability to sustain improvements in its operating efficiency; and the final resolution or outcomes with respect to Cendant's (our former parent) remaining contingent liabilities.
Consideration should be given to the areas of risk described above, as well as those risks set forth under the headings "Forward-Looking Statements" and "Risk Factors" in our filings with the Securities and Exchange Commission, including our Quarterly Reports filed on Form 10-Q for the quarters ended March 31, 2014 and June 30, 2014 and our Annual Report on Form 10-K for the year ended December 31, 2013, and our other filings made from time to time, in connection with considering any forward-looking statements that may be made by us and our businesses generally. Except for our ongoing obligations to disclose material information under the federal securities laws, we undertake no obligation to release publicly any revisions to any forward-looking statements, to report events or to report the occurrence of unanticipated events unless we are required to do so by law.
This release includes certain non-GAAP financial measures as defined under SEC rules. As required by SEC rules, important information regarding such measures is contained in the Tables attached to this release.

Investor Contacts:	Media Contact:
Alicia Swift	Mark Panus
(973) 407-4669	(973) 407-7215
alicia.swift@realogy.com	mark.panus@realogy.com

Jennifer Pepper
(973) 407-7487
jennifer.pepper@realogy.com

Realogy Reports Financial Results for Second Quarter 2014                        4

Table 1

REALOGY HOLDINGS CORP.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In millions, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2014	2013	2014	2013
Revenues
Gross commission income	$1,170	$1,169	$1,908	$1,845
Service revenue	211	233	376	416
Franchise fees	92	91	155	148
Other	39	40	80	81
Net revenues	1,512	1,533	2,519	2,490
Expenses
Commission and other agent-related costs	804	800	1,304	1,254
Operating	340	353	676	680
Marketing	52	49	103	99
General and administrative	65	93	135	160
Former parent legacy costs (benefit), net	—	(2)	1	(1)
Restructuring costs	—	4	—	4
Depreciation and amortization	46	44	92	86
Interest expense, net	73	67	143	156
Loss on the early extinguishment of debt	17	43	27	46
Other (income)/expense, net	(1)	—	(1)	—
Total expenses	1,396	1,451	2,480	2,484
Income before income taxes, equity in earnings and noncontrolling interests	116	82	39	6
Income tax expense	51	9	17	16
Equity in earnings of unconsolidated entities	(4)	(13)	(1)	(22)
Net income	69	86	23	12
Less: Net income attributable to noncontrolling interests	(1)	(2)	(1)	(3)
Net income attributable to Realogy Holdings	$68	$84	$22	$9

Earnings per share attributable to Realogy Holdings:
Basic earnings per share:	$0.47	$0.58	$0.15	$0.06
Diluted earnings per share:	$0.46	$0.57	$0.15	$0.06
Weighted average common and common equivalent shares outstanding:
Basic:	145.9	145.4	145.9	145.2
Diluted:	146.8	146.6	147.0	146.4

Realogy Reports Financial Results for Second Quarter 2014                        5

Table 2

REALOGY HOLDINGS CORP.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In millions, except share data)

	June 30, 2014	December 31, 2013

ASSETS
Current assets:
Cash and cash equivalents	$209	$236
Trade receivables (net of allowance for doubtful accounts of $31 and $37)	165	121
Relocation receivables	349	270
Deferred income taxes	200	186
Other current assets	110	104
Total current assets	1,033	917
Property and equipment, net	203	205
Goodwill	3,360	3,335
Trademarks	736	732
Franchise agreements, net	1,529	1,562
Other intangibles, net	352	365
Other non-current assets	230	210
Total assets	$7,443	$7,326

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$157	$123
Securitization obligations	252	252
Due to former parent	64	63
Revolving credit facilities and current portion of long-term debt	19	19
Accrued expenses and other current liabilities	397	454
Total current liabilities	889	911
Long-term debt	3,932	3,886
Deferred income taxes	361	337
Other non-current liabilities	204	179
Total liabilities	5,386	5,313
Commitments and contingencies
Equity:
Realogy Holdings preferred stock: $.01 par value; 50,000,000 shares authorized, none issued and outstanding at June 30, 2014 and December 31, 2013.	—	—
Realogy Holdings common stock: $.01 par value; 400,000,000 shares authorized, 146,160,078 shares outstanding at June 30, 2014 and 146,125,337 shares outstanding at December 31, 2013.	1	1
Additional paid-in capital	5,655	5,635
Accumulated deficit	(3,585)	(3,607)
Accumulated other comprehensive loss	(17)	(19)
Total stockholders' equity	2,054	2,010
Noncontrolling interests	3	3
Total equity	2,057	2,013
Total liabilities and equity	$7,443	$7,326

Realogy Reports Financial Results for Second Quarter 2014                        6

Table 3

REALOGY HOLDINGS CORP.
2014 vs. 2013 KEY DRIVERS

	For Three Months Ended June 30,			For Six Months Ended June 30,
	2014	2013	% Change	2014	2013	% Change
Real Estate Franchise Services (a)
Closed homesale sides	293,450	302,420	(3%)	497,422	512,200	(3%)
Average homesale price	$252,606	$236,590	7%	$246,088	$226,076	9%
Average homesale broker commission rate	2.53%	2.55%	(2) bps	2.53%	2.55%	(2) bps
Net effective royalty rate	4.46%	4.51%	(5) bps	4.47%	4.53%	(6) bps
Royalty per side	$297	$281	6%	$291	$272	7%
Company Owned Real Estate Brokerage Services
Closed homesale sides	87,803	92,878	(5%)	144,489	150,938	(4%)
Average homesale price	$511,969	$478,280	7%	$502,979	$458,867	10%
Average homesale broker commission rate	2.47%	2.49%	(2) bps	2.48%	2.50%	(2) bps
Gross commission income per side	$13,335	$12,598	6%	$13,220	$12,226	8%
Relocation Services
Initiations	51,306	51,311	—%	89,205	87,262	2%
Referrals	27,346	26,258	4%	43,842	41,935	5%
Title and Settlement Services
Purchase title and closing units	33,104	34,157	(3%)	53,879	55,663	(3%)
Refinance title and closing units	6,410	23,123	(72%)	13,609	47,623	(71%)
Average fee per closing unit	$2,013	$1,490	35%	$1,889	$1,415	33%
_______________

(a)	Includes all franchisees except for our Company Owned Real Estate Brokerage Services segment.

Realogy Reports Financial Results for Second Quarter 2014                        7

Table 4

REALOGY HOLDINGS CORP.
2013 KEY DRIVERS

	Quarter Ended				Year Ended
	March 31, 2013	June 30, 2013	September 30, 2013	December 31, 2013	December 31, 2013
Real Estate Franchise Services (a)
Closed homesale sides	209,779	302,420	315,432	255,793	1,083,424
Average homesale price	$210,919	$236,590	$240,408	$237,776	$233,011
Average homesale broker commission rate	2.56%	2.55%	2.53%	2.53%	2.54%
Net effective royalty rate	4.57%	4.51%	4.46%	4.44%	4.49%
Royalty per side	$258	$281	$281	$278	$276
Company Owned Real Estate Brokerage Services
Closed homesale sides	58,060	92,878	93,083	72,619	316,640
Average homesale price	$427,812	$478,280	$475,823	$490,666	$471,144
Average homesale broker commission rate	2.52%	2.49%	2.49%	2.49%	2.50%
Gross commission income per side	$11,630	$12,598	$12,527	$12,856	$12,459
Relocation Services
Initiations	35,951	51,311	42,788	35,655	165,705
Referrals	15,677	26,258	28,406	21,032	91,373
Title and Settlement Services
Purchase title and closing units	21,506	34,157	33,540	26,369	115,572
Refinance title and closing units	24,500	23,123	17,625	10,948	76,196
Average price per closing unit	$1,322	$1,490	$1,579	$1,649	$1,504
_______________

(a)	Includes all franchisees except for our Company Owned Real Estate Brokerage Services segment.

Realogy Reports Financial Results for Second Quarter 2014                        8

Table 5a
REALOGY HOLDINGS CORP.
SELECTED 2014 FINANCIAL DATA
(In millions)

	For the Three Months Ended
	March 31, 2014	June 30, 2014
Net revenues (a)
Real Estate Franchise Services	$144	$196
Company Owned Real Estate Brokerage Services	750	1,182
Relocation Services	86	107
Title and Settlement Services	81	108
Corporate and Other	(54)	(81)
Total Company	$1,007	$1,512

EBITDA (b)
Real Estate Franchise Services	$79	$137
Company Owned Real Estate Brokerage Services	(20)	91
Relocation Services	7	26
Title and Settlement Services	(5)	17
Corporate and Other	(25)	(33)
Total Company	$36	$238
Less:
Depreciation and amortization	46	46
Interest expense, net	70	73
Income tax expense (benefit)	(34)	51
Net income (loss) attributable to Realogy Holdings	$(46)	$68
_______________

(a)
Transactions between segments are eliminated in consolidation. Revenues for the Real Estate Franchise Services segment include intercompany royalties and marketing fees paid by the Company Owned Real Estate Brokerage Services segment of $54 million and $81 million for the three months ended March 31, 2014 and June 30, 2014, respectively. Such amounts are eliminated through the Corporate and Other line.

Revenues for the Relocation Services segment include $7 million and $12 million of intercompany referral commissions paid by the Company Owned Real Estate Brokerage Services segment during the three months ended March 31, 2014 and June 30, 2014, respectively. Such amounts are recorded as contra-revenues by the Company Owned Real Estate Brokerage Services segment.

(b)
The three months ended March 31, 2014 includes $10 million related to the loss on early extinguishment of debt, $1 million related to the Phantom Value Plan and $1 million of former parent legacy costs. The three months ended June 30, 2014 includes $17 million related to the loss on early extinguishment of debt, $1 million related to the Phantom Value Plan.

Realogy Reports Financial Results for Second Quarter 2014                        9

Table 5b
REALOGY HOLDINGS CORP.
SELECTED 2013 FINANCIAL DATA
(In millions)

	For the Three Months Ended				For the Year Ended
	March 31,	June 30,	September 30,	December 31,	December 31,
	2013	2013	2013	2013	2013
Net revenues (a)
Real Estate Franchise Services	$135	$193	$193	$169	$690
Company Owned Real Estate Brokerage Services	686	1,182	1,178	944	3,990
Relocation Services	87	108	127	97	419
Title and Settlement Services	100	130	134	103	467
Corporate and Other	(51)	(80)	(79)	(67)	(277)
Total Company	$957	$1,533	$1,553	$1,246	$5,289

EBITDA (b)
Real Estate Franchise Services	$72	$133	$133	$110	$448
Company Owned Real Estate Brokerage Services	(8)	102	91	21	206
Relocation Services	10	27	45	22	104
Title and Settlement Services	4	20	17	9	50
Corporate and Other	(15)	(78)	(50)	(12)	(155)
Total Company	$63	$204	$236	$150	$653
Less:
Depreciation and amortization	42	44	44	46	176
Interest expense, net	89	67	74	51	281
Income tax expense (benefit)	7	9	9	(267)	(242)
Net income (loss) attributable to Realogy	$(75)	$84	$109	$320	$438
_______________

(a)
Transactions between segments are eliminated in consolidation. Revenues for the Real Estate Franchise Services segment include intercompany royalties and marketing fees paid by the Company Owned Real Estate Brokerage Services segment of $51 million, $80 million, $79 million and $67 million for the three months ended March 31, 2013, June 30, 2013, September 30, 2013 and December 31, 2013, respectively. Such amounts are eliminated through the Corporate and Other line.

Revenues for the Relocation Services segment include $8 million, $12 million, $14 million and $9 million of intercompany referral commissions paid by the Company Owned Real Estate Brokerage Services segment during the three months ended March 31, 2013, June 30, 2013, September 30, 2013 and December 31, 2013, respectively. Such amounts are recorded as contra-revenues by the Company Owned Real Estate Brokerage Services segment.

(b)	The three months ended March 31, 2013 includes $3 million related to the loss on early extinguishment of debt and $1 million of former parent legacy costs.
The three months ended June 30, 2013 includes $43 million related to the loss on early extinguishment of debt, $26 million related to the Phantom Value Plan and $4 million restructuring costs, partially offset by a net benefit of $2 million of former parent legacy items.
The three months ended September 30, 2013 includes $22 million related to the loss on early extinguishment of debt, $19 million related to the Phantom Value Plan and a net cost of $1 million of former parent legacy items.
The three months ended December 31, 2013 includes $2 million related to the Phantom Value Plan and a net benefit of $4 million of former parent legacy items.

Realogy Reports Financial Results for Second Quarter 2014                        10

Table 6
REALOGY HOLDINGS CORP.
2014 EBITDA AND ADJUSTED EBITDA
(In millions)
A reconciliation of net income attributable to Realogy Group to EBITDA and Adjusted EBITDA for the twelve months ended June 30, 2014 is set forth in the following table:

		Less	Equals	Plus	Equals
	Year Ended	Six Months Ended	Six Months Ended	Six Months Ended	Twelve Months Ended
	December 31, 2013	June 30, 2013	December 31, 2013	June 30, 2014	June 30, 2014
Net income attributable to Realogy Group (a)	$438	$9	$429	$22	$451
Income tax (benefit) expense	(242)	16	(258)	17	(241)
Income before income taxes	196	25	171	39	210
Interest expense, net	281	156	125	143	268
Depreciation and amortization	176	86	90	92	182
EBITDA (b)	653	267	386	274	660
Covenant calculation adjustments:
Former parent legacy benefit, net					(2)
Loss on the early extinguishment of debt					49
Pro forma effect of business optimization initiatives (c)					9
Non-cash charges (d)					34
Pro forma effect of acquisitions and new franchisees (e)					12
Incremental securitization interest costs (f)					4
Adjusted EBITDA					$766
Total senior secured net debt (g)					$2,355
Senior secured leverage ratio					3.07	x
_______________

(a)
Net income (loss) attributable to Realogy consists of: (i) income of $109 million for the third quarter of 2013, (ii) income of $320 million for the fourth quarter of 2013. (iii) a loss of $46 million for the first quarter of 2014 and (iv) income of $68 million for the second quarter of 2014.

(b)
EBITDA consists of: (i) $236 million for the third quarter of 2013, (ii) $150 million for the fourth quarter of 2013, (iii) $36 million for the first quarter of 2014 and (iv) $238 million for the second quarter of 2014.

(c)
Represents the twelve-month pro forma effect of business optimization initiatives including $5 million related to business cost cutting initiatives, $1 million related to our Relocation Services integration costs, $2 million related to vendor renegotiations and $1 million of other items.

(d)
Represents the elimination of non-cash expenses, including $50 million of stock-based compensation expense and $3 million of other items less $19 million for the change in the allowance for doubtful accounts and notes reserves from July 1, 2013 through June 30, 2014.

(e)
Represents the estimated impact of acquisitions and new franchisees as if they had been acquired or signed on July 1, 2013. Franchisee sales activity is comprised of new franchise agreements as well as growth acquired by existing franchisees with our assistance. We have made a number of assumptions in calculating such estimate and there can be no assurance that we would have generated the projected levels of EBITDA had we owned the acquired entities or entered into the franchise contracts as of July 1, 2013.

(f)	Incremental borrowing costs incurred as a result of the securitization facilities refinancing for the twelve months ended June 30, 2014.

(g)
Represents total borrowings under the senior secured credit facility and borrowings secured by a first priority lien on our assets of $2,489 million plus $18 million of capital lease obligations less $152 million of readily available cash as of June 30, 2014. Pursuant to the terms of our senior secured credit facility, total senior secured net debt does not include the First and a Half Lien Notes, other indebtedness secured by a lien on our assets that is pari passu or junior in priority to the First and a Half Lien Notes, our securitization obligations or unsecured indebtedness, including the 3.375% Senior Notes and the 4.50% Senior Notes.

Realogy Reports Financial Results for Second Quarter 2014                        11

Table 7
REALOGY HOLDINGS CORP.
EBITDA AND ADJUSTED EBITDA
THREE MONTHS ENDED JUNE 30
(In millions)
Set forth in the table below is a reconciliation of net income attributable to Realogy Group to Adjusted EBITDA for the three-month periods ended June 30, 2014 and 2013:

	Three Months Ended
	June 30, 2014	June 30, 2013
Net income attributable to Realogy	$68	$84
Income tax expense	51	9
Income before income taxes	119	93
Interest expense, net	73	67
Depreciation and amortization	46	44
EBITDA	238	204
Restructuring costs and former parent legacy costs, net	—	2
Loss on the early extinguishment of debt	17	43
Non-cash charges	10	20
Pro forma cost savings for restructuring initiatives	—	2
Pro forma effect of business optimization initiatives	1	3
Non-recurring fair value adjustments for purchase accounting	—	1
Pro forma effect of acquisitions and new franchisees	2	1
Fees for secondary offering	—	1
Incremental securitization interest costs	1	1
Adjusted EBITDA	$269	$278

Realogy Reports Financial Results for Second Quarter 2014                        12

Table 8
REALOGY HOLDINGS CORP.
FREE CASH FLOW

A reconciliation of net income attributable to Realogy Holdings to free cash flow is set forth in the following table:

	For the three months ended
	June 30, 2014
	($ in millions)	($ per share)
Net income attributable to Realogy Holdings / Basic earnings per share	$68	$0.47
Income tax expense, net of payments	48	0.33
Interest expense, net	73	0.50
Cash interest payments	(38)	(0.26)
Depreciation and amortization	46	0.31
Capital expenditures	(18)	(0.12)
Loss on the early extinguishment of debt	17	0.12
Working capital adjustments	15	0.10
Relocation assets, net of securitization	(13)	(0.09)
Free Cash Flow / Cash Earnings Per Share	$198	$1.36
Basic weighted average number of common shares outstanding (in millions)		145.9

Realogy Reports Financial Results for Second Quarter 2014                        13

Table 9
REALOGY HOLDINGS CORP.
EARNINGS PER SHARE EXCLUDING LOSS ON THE EARLY
EXTINGUISHMENT OF DEBT AND MARK-TO-MARKET INTEREST RATE SWAP LOSSES

A reconciliation of net income attributable to Realogy Holdings to net income before loss on the early extinguishment of debt and mark-to-market interest rate swap losses is set forth in the following table:

	For the three months ended
	June 30, 2014
	($ in millions)	($ per share)
Net income attributable to Realogy Holdings / Basic earnings per share	$68	$0.47
Loss on the early extinguishment of debt	17	0.12
Mark-to-market interest rate swap losses	14	0.09
Tax impact	(13)	(0.09)
Net income before loss on the early extinguishment of debt and mark-to-market interest rate swap losses	$86	$0.59
Basic weighted average number of common shares outstanding (in millions)		145.9

Realogy Reports Financial Results for Second Quarter 2014                        14

Table 10

Non-GAAP Definitions
EBITDA is defined by us as net income (loss) before depreciation and amortization, interest expense, net (other than relocation services interest for securitization assets and securitization obligations) and income taxes. Adjusted EBITDA calculated for a twelve-month period is presented to demonstrate our compliance with the senior secured leverage ratio covenant in the senior secured credit facility. Adjusted EBITDA calculated for a twelve-month period corresponds to the definition of "EBITDA," calculated on a "pro forma basis," used in the senior secured credit facility to calculate the senior secured leverage ratio. Adjusted EBITDA includes adjustments to EBITDA for restructuring costs, former parent legacy cost (benefit) items, net, loss on the early extinguishment of debt, non-cash charges, non-recurring fair value adjustments for purchase accounting, fees for the secondary equity offerings and incremental securitization interest costs, as well as pro forma cost savings for restructuring initiatives, the pro forma effect of business optimization initiatives and the pro forma effect of acquisitions and new franchisees, in each case calculated as of the beginning of the twelve-month period. Adjusted EBITDA calculated for a three-month period adjusts for the same items as for a twelve-month period, except that the pro forma effect of cost savings, business optimizations and acquisitions and new franchisees are calculated as of the beginning of the three-month period instead of the twelve-month period.
We present EBITDA and Adjusted EBITDA because we believe EBITDA and Adjusted EBITDA are useful as supplemental measures in evaluating the performance of our operating businesses and provide greater transparency into our results of operations. Our management, including our chief operating decision maker, uses EBITDA as a factor in evaluating the performance of our business. EBITDA and Adjusted EBITDA should not be considered in isolation or as a substitute for net income or other statement of operations data prepared in accordance with GAAP.
We believe EBITDA facilitates company-to-company operating performance comparisons by backing out potential differences caused by variations in capital structures (affecting net interest expense), taxation, the age and book depreciation of facilities (affecting relative depreciation expense) and the amortization of intangibles, which may vary for different companies for reasons unrelated to operating performance. We further believe that EBITDA is frequently used by securities analysts, investors and other interested parties in their evaluation of companies, many of which present an EBITDA measure when reporting their results.
EBITDA and Adjusted EBITDA have limitations as analytical tools, and you should not consider EBITDA or Adjusted EBITDA either in isolation or as substitutes for analyzing our results as reported under GAAP. Some of these limitations are:

•	these measures do not reflect changes in, or cash required for, our working capital needs;

•
these measures do not reflect our interest expense (except for interest related to our securitization obligations), or the cash requirements necessary to service interest or principal payments on our debt;

•	these measures do not reflect our income tax expense or the cash requirements to pay our taxes;

•	these measures do not reflect historical cash expenditures or future requirements for capital expenditures or contractual commitments;

•
although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often require replacement in the future, and these measures do not reflect any cash requirements for such replacements; and

•	other companies may calculate these measures differently so they may not be comparable.
In addition to the limitations described above, Adjusted EBITDA includes pro forma cost savings, the pro forma effect of business optimization initiatives and the pro forma full period effect of acquisitions and new franchisees. These adjustments may not reflect the actual cost savings or pro forma effect recognized in future periods.
Free Cash Flow is defined as net income (loss) attributable to Realogy before income tax (benefit) expense, net of payments, interest expense, net, depreciation and amortization, capital expenditures, restructuring costs and former parent legacy costs (benefits), net of payments, loss on the early extinguishment of debt, working capital adjustments and relocation assets, net of change in securitization obligations. Cash Earnings Per Share is defined as Free Cash Flow divided by the weighted average basic shares outstanding. We use Free Cash Flow and Cash Earnings Per Share in our internal evaluation of operating effectiveness and decisions regarding the allocation of resources. Free Cash Flow and Cash Earnings Per Share are not defined by GAAP and should not be considered in isolation or as an alternative to net income (loss), net cash provided by (used in) operating, investing and financing activities or other financial data prepared in accordance with GAAP or as an indicator of the Company’s operating performance. Free Cash Flow and Cash Earnings Per Share may differ from similarly titled measures presented by other companies.